Exhibit 99.1

CHAMPPS ENTERTAINMENT, INC. ANNOUNCES FOURTH QUARTER
ADJUSTED DILUTED EARNINGS PER SHARE EXCLUDING UNUSUAL
CHARGES OF $0.13; REPORTED DILUTED EARNINGS PER SHARE OF $0.04

        Littleton, Colo. – August 24, 2004 — Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2004 fourth quarter and year ended June 27, 2004.

        Highlights for the quarter included:

•	Revenues increased 15.3 percent to $53,641,000.

•	Restaurant operating and franchise contribution increased 13.9 percent to $4,913,000.

•	Income from operations increased 147.1 percent to $2,142,000.

        Highlights for the year included:

•	Revenues increased 17.0 percent to $211,502,000.

•	Restaurant operating and franchise contribution increased 16.8 percent to $22,901,000.

•	Income from operations increased 60.2 percent to $10,077,000.

        Total revenues for the fourth quarter increased 15.3 percent to $53,641,000 versus $46,529,000 for the fourth quarter of last fiscal year. Total revenues for the year increased 17.0 percent to $211,502,000 versus $180,731,000 for last fiscal year.

        Earnings per diluted share for the fourth quarter were $0.04 compared with $0.98 for the same quarter last year. Net income for the fourth quarter was $509,000 versus $13,809,000 reported in the comparable period a year ago.

        Earnings per diluted share for fiscal 2004 were $0.38 compared with $1.28 for last year. Net income for fiscal 2004 was $4,993,000 versus $17,093,000 reported last year.

Unusual Charges:

        During the fourth quarter, Champps decided to prepay approximately $13,417,000 of high interest debt resulting in prepayment penalties of $583,000. Champps also booked $912,000 of expenses related to predecessor companies primarily associated with the trial court’s redetermination of punitive damages in the McCrae case. This decision has been appealed and the appeal is currently pending. On a tax adjusted basis, these two charges reduced net income by $1,200,000 or $.09 per diluted earnings per share. For fiscal 2004, Champps incurred unusual charges of $587,000 for debt extinguishment costs and $1,171,000 for expenses related to predecessor companies. On a tax adjusted basis, these two charges negatively impacted net income by $1,412,000 or $.11 per diluted earnings per share (see attached schedule).

        During the fourth quarter of fiscal 2003, Champps recognized an income tax benefit of $13,441,000 which resulted primarily from the decrease in the deferred tax asset valuation allowance. The recognition of this income tax benefit improved diluted earnings per share by $0.94 (see attached schedule).

        For fiscal 2003, Champps incurred unusual charges of $290,000 for debt extinguishment costs and $282,000 for expenses related to predecessor companies. On a tax adjusted basis, these two charges negatively impacted net income by $537,000 or $.04 per diluted earnings per share (see attached schedule). During fiscal 2003, Champps recognized an income tax benefit of $13,201,000 which resulted primarily from the decrease in the deferred tax asset valuation allowance. The recognition of this income tax benefit improved diluted earnings per share by $0.96 (see attached schedule).

        The effective tax rate for fiscal 2004 was 19.7 percent. For the first three quarters of fiscal 2004, the Company had been accruing taxes at a rate of 26 percent based on preliminary estimates of the FICA tip tax credit. This resulted in an income tax benefit in the fourth quarter of $213,000. The effective tax rate for fiscal 2003 was 6.2 percent prior to the recognition of a tax benefit of $13,441,000 in the fourth quarter.

        Comparable same store sales increased 0.5 percent for the fourth quarter of fiscal 2004. Comparable food sales increased 0.7 percent while comparable alcohol sales declined 0.2 percent. Our guest check average excluding alcohol was $13.31 for the quarter.

        Total restaurant contribution margin was 8.9 percent for both the fourth quarter this year and last year. Strategic initiatives implemented in our second quarter of fiscal 2004 continue to positively impact margins as product costs improved 30 basis points versus last year, labor costs improved 10 basis points versus last year and other operating expenses improved 30 basis points versus last year.

        Occupancy expense increased 20 basis points for the fourth quarter as compared to the fourth quarter of last year. Occupancy expense was impacted by higher common area maintenance charges and higher rent expense as a percent of revenues.

        Depreciation and amortization expense increased 50 basis points for the fourth quarter as compared to the fourth quarter of last year. Depreciation and amortization expense was adversely impacted by the purchase of equipment previously leased.

        Preopening expenses for the quarter were $258,000 or $0.02 per diluted share compared to $979,000 or $0.07 per diluted share for the comparable quarter in the prior year due primarily to fewer restaurant openings this quarter compared to the comparable period last year.

        General and administrative expenses for the fourth quarter were $2,524,000 or 4.7 percent of revenues compared to $2,446,000 or 5.3 percent of revenues in the comparable period last fiscal year.

        The Company successfully opened one new Champps restaurant in the fourth quarter in Orland Park, Illinois increasing the number of Company owned Champps restaurants to 48. Additionally, the Company intends to open two restaurants in the second quarter of fiscal 2005, one restaurant in the third quarter of fiscal 2005 and three restaurants in the fourth quarter of fiscal 2005.

William H. Baumhauer, Champps’ Chairman, President and Chief Executive Officer, commented: “Our fourth quarter earnings per diluted share before unusual charges of $0.13 exceeded our expectations. Trends in our alcoholic beverage sales improved during the fourth quarter. Comparable same store alcohol sales improved to a negative 0.2 percent for the quarter and was a positive 6.2 percent for June. Our happy hour initiatives and bar focus have resulted in the best quarterly alcohol beverage sales trends in over two years. Our menu engineering and on-going purchasing efforts to negotiate annual contracts for commodities has enabled us to improve food costs despite higher commodity prices over the last six months. Overall, restaurant level costs for food, labor and direct operating expenses improved 70 basis points in aggregate for the quarter, as compared to the same period last fiscal year. Our food and alcoholic beverage initiatives, introduced over the past 18 months, have positively impacted our operating results. We expect to see continuing improvement in operating profitability throughout fiscal 2005.”

Outlook for Fiscal 2005

•	The Company expects to open six new Champps restaurants in fiscal 2005. Two are scheduled to open in our second quarter in Philadelphia, one is scheduled to open in our third quarter in Cleveland and three additional sites are anticipated to open in our fourth quarter.

•	Comparable same store food and alcoholic beverage sales are anticipated to increase modestly for the fiscal year.

•	We anticipate 2,645 restaurant operating weeks in fiscal 2005 reflecting the inclusion of a 53rd week this year. For fiscal 2005, our year end will be July 3, 2005. Our first quarter will contain 14 weeks. For fiscal 2004, we operated 2,376 restaurant weeks.

•	Restaurant contribution is expected to improve by approximately 60 basis points. In addition, for fiscal 2005, we will classify management training expenses as a G&A expense. Previously, these expenses were classified as a restaurant level operating expense. For 2004, we incurred approximately $745,000 of payroll expenses and $113,000 of temporary living expenses related to management training. We anticipate that this reclassification of management training expenses will improve our restaurant contribution margin by an additional 40 basis points.

•	General and administrative expenses are expected to be approximately 5.4 percent of total revenues.

•	Interest expense is anticipated to be approximately $1,500,000.

•	Income taxes are anticipated to be recognized at a rate of 27.5 percent versus a 19.7 percent rate for fiscal 2004. We anticipate paying income taxes at a rate of approximately 6 percent due to the utilization of our net operating loss carryforward of approximately $50,800,000 and FICA tax credit carryforwards of approximately $5,600,000.

•	Net capital expenditures for new restaurants are anticipated to be approximately $11,000,000.

•	Replacement capital expenditures for existing restaurants are anticipated to be approximately $3,200,000.

•	Pre-opening expenses for the year are projected to be approximately $2,300,000.

           Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 48 and franchises 12 Champps restaurants in 22 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Certain statements made in this press release, including the Outlook for Fiscal 2005, are forward-looking statements based on management’s current experience and expectations. These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the factors that could cause actual results to differ materially from those provided in this press release are: the ability of the Company to open and operate additional restaurants profitably, the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs , which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

(Financial Tables to Follow)

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Revenue
Sales	$53,492	$46,357	$210,923	$180,115
Franchising and royalty, net	149	172	579	616

Total revenue	53,641	46,529	211,502	180,731
Costs and expenses
Restaurant operating expenses:
Product costs	15,035	13,176	58,851	50,618
Labor costs	17,415	15,156	68,089	58,181
Other operating expenses	8,689	7,659	33,122	28,635
Occupancy	4,984	4,201	18,860	16,056
Depreciation and amortization	2,605	2,025	9,679	7,627

Total restaurant operating expenses	48,728	42,217	188,601	161,117

Restaurant operating and franchise contribution	4,913	4,312	22,901	19,614
General and administrative expenses	2,524	2,446	10,791	9,938
Pre-opening expenses	258	979	1,898	3,124
Other (income) expense	(11)	20	135	262

Income from operations	2,142	867	10,077	6,290
Other (income) expense:
Interest expense and income, net	351	489	2,101	1,826
Expenses related to predecessor companies	912	10	1,171	282
Debt extinguishment costs	583	-	587	290

Income before income taxes	296	368	6,218	3,892
Income tax expense (benefit)	(213)	(13,441)	1,225	(13,201)

Net income	$509	$13,809	$4,993	$17,093

Basic income per share:	$0.04	$1.08	$0.39	$1.36

Diluted income per share:	$0.04	$0.98	$0.38	$1.28

Basic weighted average shares outstanding	12,811	12,736	12,793	12,536

Diluted weighted average shares outstanding	13,116	14,240	13,000	13,683

Supplemental Information -- Restaurant Operating Expenses
        (Stated as a percentage of restaurant sales)

	Quarter Ended		Fiscal Year Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Product costs	28.1%	28.4%	27.9%	28.1%
Labor costs	32.6%	32.7%	32.3%	32.3%
Other operating expenses	16.2%	16.5%	15.7%	15.9%
Occupancy	9.3%	9.1%	8.9%	8.9%
Depreciation and amortization	4.9%	4.4%	4.6%	4.3%
Total restaurant contribution margin	8.9%	8.9%	10.6%	10.5%

General and administrative expense	4.7%	5.3%	5.1%	5.5%

(Stated as a percentage of revenue)

Chammpps Entertainment, Inc.
Condensed Consolidated Balance Sheet
(In thousands, except per share data)
(Unaudited)

	June 27, 2004	June 29, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,449	$5,055
Restricted cash	101	741
Accounts receivable	3,046	2,669
Inventories	4,394	3,594
Prepaid expenses and other current assets	1,782	6,066
Deferred tax assets	2,825	2,000

Total current assets	13,597	20,125
Property and equipment, net	89,153	83,613
Goodwill	5,069	5,069
Deferred tax assets	21,093	22,675
Other assets, net	2,581	2,467

Total assets	$131,493	$133,949

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,315	$5,403
Accrued expenses	9,178	9,750
Current portion of capital lease obligations	-	528
Current portion of long-term debt	942	1,244

Total current liabilities	14,435	16,925
Capital lease obligations, net of current portion	-	635
Long-term debt, net of current portion	17,621	26,143
Other long-term liabilities	20,897	17,501

Total liabilities	52,953	61,204

Commitments and contingencies
Shareholders' equity:
Preferred stock ($.01 par value per share; authorized 5,000,000 shares;
none issued)
Common stock ($.01 par value per share; authorized 30,000,000 shares; 13,285,253 and 13,235,638 shares issued at June 27, 2004
and June 29, 2003, respectively)	133	132
Additional paid-in capital	90,393	89,816
Accumulated deficit	(8,627)	(13,620)
Accumulated other comprehensive income	224	-
Treasury stock, at cost (471,588 shares)	(3,583)	(3,583)

Total shareholders' equity	78,540	72,745

Total liabilities and shareholders' equity	$131,493	$133,949

Champps Entertainment, Inc.
Calculation of impact of unusual charges to diluted income per share for the fourth quarter of fiscal 2004 and year-to-date periods of fiscal 2004 and 2003
(Dollars in thousands, except per share data)

	Fourth Quarter 2004	Fourth Quarter 2003	Year-to Date 2004	Year-to Date 2003
Debt extinguishment costs	$583	$-	587	290
Expenses related to predecessor companies	912	10	1,171	282

Total unusual charges	1,495	10	1,758	572
Effective tax rate	19.7%	0.0%	19.7%	6.2%

Tax effected impact of unusual charges	1,200	10	1,412	537

Diluted weighted average shares outstanding	13,116	14,240	13,000	13,683

Impact of unusual items to diluted income per share	0.09	0.00	0.11	0.04

Calculation of impact to diluted income per share related to the recognition of the tax benefit in the fourth quarter and year-to-date periods of fiscal 2003
(Dollars in thousands, except per share data)

	Fourth Quarter 2003	Year-to-date 2003
Income tax benefit reported	13,441	13,201
Diluted weighted average shares outstanding	14,240	13,683
Positive impact of income tax benefit
on diluted income per share	0.94	0.96